As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FUSION FUEL GREEN PLC
(Exact name of registrant as specified in its charter)

Ireland	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Pembroke Street Upper, Dublin, Ireland	D02 KR83
(Address of Principal Executive Offices)	(Zip Code)

FUSION FUEL GREEN PLC 2021 EQUITY INCENTIVE PLAN, as amended
(Full title of the plan)

CT Corporation System

28 Liberty Street

New York, NY 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq.

BEVILACQUA PLLC

1050 Connecticut Ave., N.W., Suite 500

Washington, DC 20036

(202) 869-0888

_________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Fusion Fuel Green PLC (the “Registrant”) to register 1,971,428 additional Class A ordinary shares with a nominal value of $0.0035 each (“Class A Ordinary Shares”) of the Company with respect to the Fusion Fuel Green PLC 2021 Equity Incentive Plan, as amended by Amendment No. 1 thereto (the “Plan”), which is in addition to the 28,572 Class A Ordinary Shares previously registered on the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2021 (File No. 333-258543) (the “Prior Registration Statement”), as adjusted by the Company’s 1-for-35 share consolidation effective July 11, 2025.

This Registration Statement relates to securities of the same class as those registered under the Prior Registration Statement and is being filed in accordance with General Instruction E to Form S-8 regarding the registration of additional securities under the Plan. Pursuant to such instruction, the contents of the Prior Registration Statement are hereby incorporated by reference in and made part of this Registration Statement, except to the extent supplemented, superseded or modified by the specific information set forth below or the specific exhibits attached hereto. Also pursuant to General Instruction E to Form S-8, the filing fee is being paid only with respect to the 1,971,428 Class A Ordinary Shares not previously registered.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the Commission on May 9, 2025;

(2)	The Registrant’s Reports on Form 6-K (and any amendments thereto on Form 6-K/A) furnished to the SEC on January 3, 2025, January 13, 2025, January 13, 2025 (other than Exhibit 99.1 thereto), January 13, 2025 (other than Exhibit 99.1 thereto), January 13, 2025, January 14, 2025, January 27, 2025, February 24, 2025, February 27, 2025 (other than Exhibit 99.1 thereto), March 3, 2025, March 10, 2025 (other than Exhibit 99.7 and Exhibit 99.8 thereto), May 12, 2025, May 16, 2025, June 25, 2025 (other than Exhibit 99.1 thereto), July 10, 2025 (other than Exhibit 99.1 thereto), July 23, 2025, July 28, 2025, July 30, 2025, August 5, 2025, September 10, 2025, October 14, 2025 and November 7, 2025 (other than Exhibit 99.1 thereto); and

(3)	The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39789) filed with the Commission on December 9, 2020, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Bevilacqua PLLC holds 7,286 Class A Ordinary Shares of the Registrant, which it received upon cashless exercise of a warrant at an exercise price of $0.14 per share. The warrant contained a cashless exercise provision and also provides that the holder may credit all or a portion of outstanding legal fees owed to the holder to the payment of the exercise price. Bevilacqua PLLC received this warrant as partial consideration for legal services.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Amended and Restated Constitution of the Registrant (the “Constitution”), subject to the provisions of and so far as may be permitted by the Companies Act 2014 of Ireland (the “Companies Act”), every person who is or was a director, officer or employee of the Registrant, and each person who is or was serving at the request of the Registrant as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Registrant or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

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The Companies Act prescribes that such an indemnity only permits a company to indemnify any officer against any liability incurred by him or her (i) in defending proceedings where judgment is given in any civil or criminal action in his or her favor or in which he or she is acquitted, (ii) in connection with any proceedings for negligence, default, breach of duty or breach of trust against the officer where an Irish court grants relief because it appears to the court that the officer in question is or may be liable in respect of the negligence, default, breach of duty or breach of trust but that he or she acted honestly and reasonably and should therefore be granted relief from such liability or (iii) in connection with an application made by the officer to be relieved of liability in respect of a claim that the officer apprehends will be made against him or her in respect of any negligence, default, breach of duty or breach of trust, if such relief is granted to the officer by the court.

The Registrant is permitted under its Constitution and the Companies Act to purchase directors’ and officers’ liability insurance, as well as other types of insurance, for its directors, officers and employees.

The Registrant has entered into deeds of indemnity with its directors and executive officers. Given the director indemnification limitations arising under Irish law, the Registrant’s subsidiary, Fusion Fuel Portugal, S.A. (“Fusion Fuel Portugal”), has also entered into such deeds of indemnity. These agreements, among other things, require the Registrant and Fusion Fuel Portugal to jointly and severally indemnify the Registrant’s directors and executive officers as well as Fusion Fuel Portugal’s directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such director or executive officer in any action or proceeding arising out of their services as one of the Registrant’s or Fusion Fuel Portugal’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Registrant’s or Fusion Fuel Portugal’s request. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Constitution of Fusion Fuel Green PLC (incorporated by reference to Exhibit 1.1 to the Form 6-K filed on July 10, 2025)
5.1	Legal Opinion of Arthur Cox LLP
23.1	Consent of Bush & Associates CPA LLC as to its audit report relating to the financial statements of Fusion Fuel Green PLC
23.2	Consent of KPMG as to its audit report relating to the financial statements of Fusion Fuel Green PLC
23.3	Consent of Bush & Associates CPA LLC as to its audit report relating to the financial statements of Quality Industrial Corp.
23.4	Consent of Arthur Cox LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Fusion Fuel Green PLC 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed on August 6, 2021)
99.2	Amendment No. 1 to Fusion Fuel Green PLC 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Form 6-K filed on October 14, 2025)
107	Filing Fee Table

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on November 21, 2025.

Fusion Fuel Green PLC

By:	/s/ John-Paul Backwell
John-Paul Backwell Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of John-Paul Backwell and Frederico Figueira de Chaves as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John-Paul Backwell	Chief Executive Officer (principal executive officer),	November 21, 2025
John-Paul Backwell	Chairman of the Board of Directors, and Director

/s/ Frederico Figueira de Chaves	Interim Chief Financial Officer (principal financial officer and	November 21, 2025
Frederico Figueira de Chaves	principal accounting officer),Chief Strategy Officer, Head of Hydrogen Solutions, and Director

/s/ Luisa Ingargiola	Director	November 21, 2025
Luisa Ingargiola

	Director	November 21, 2025
Pierce Crosby

/s/ Steven Gold	Director	November 21, 2025
Steven Gold

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